THIRD AMENDED AND RESTATED

LICENSE AGREEMENT

BETWEEN

MEDISTEM LABORATORIES, INC.

AND

INSTITUTE FOR CELLULAR MEDICINE

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THIRD AMENDED AND RESTATED LICENSE AGREEMENT

THIS THIRD AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”), dated as of September 2, 2008, is entered into by and between Medistem Inc., a corporation organized and existing under the laws of Nevada and formerly known as Medistem Laboratories, Inc., having offices located at 2223 W. Pecos Road, Suite 6, Chandler, AZ 85224 (“Medistem”), and Institute for Cellular Medicine, a company organized and existing under the laws of Costa Rica, having offices located at the Guimel Building, San Jose, Costa Rica (“Licensee”). This Agreement hereby amends and restates and replaces in its entirety the Second Amended and Restated License Agreement previously entered into between Licensee and Medistem, dated December 31, 2007 (the “Second Amendment”).

PRELIMINARY STATEMENTS

A.           Medistem owns the rights to the Patents and Know-How in existence as of the Effective Date relating to the Invention.

B.           Licensee has the personnel, facilities and expertise necessary for the development and commercialization of the Product in the Territory.

C.           Licensee wishes to perform all of the functions required to develop and commercialize the Product in the Territory, and Medistem wishes to license Licensee do so, upon the terms and subject to the conditions set forth in this Agreement.  In connection therewith, Licensee desires to obtain, and Medistem desires to grant to Licensee, an exclusive license under the Licensed Technology with respect to the commercialization of the Product in the Territory for applications in the Field, subject to Medistem’s right to manufacture and supply post-natal and adult stem cells for Licensee, all on the terms and subject to the conditions set forth below.

D.           Simultaneously with the execution of the License Agreement previously entered into between Licensee and Medistem, dated February 23, 2006 (the “Original Agreement,”) the Parties entered into that certain Equipment Lease Agreement (the “Equipment Lease Agreement”) and the documents ancillary thereto, all dated as of the date of the Original Agreement, pursuant to which Licensee is leasing certain equipment from Medistem for use in Licensee’s operations.

E.           Parties wish to amend and restate the License Agreement to adjust the licensing fees from an ongoing royalty stream to a one-time payment and to expand the Territory.

NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

1.1           “Affiliate,” with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party.  For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity.

1.2           “Confidential Information” shall have the meaning assigned to such term in Section 8.4.

1.3           “Development Program” shall have the meaning assigned to such term in Section 3.1.

1.4           “Effective Date” shall mean the date of this Agreement.

1.5           “Equipment Lease Agreement” shall have the meaning assigned to such term in the Preliminary Statements.

1.6           “Field” shall mean the therapeutic treatment of various medical conditions in humans.

1.7           “First Amendment” shall mean the First Amended and Restated License Agreement previously entered into between Licensee and Medistem, dated October 12, 2006.

1.8           “IND” shall mean any filing made with the Regulatory Authority in the Territory for initiating clinical trials in such country with respect to the Product.

1.9           “Invention” shall mean any new or useful process, manufacture, compound or composition of matter relating to the Product (including, without limitation, the formulation, delivery or use thereof), whether patentable or unpatentable, or any improvement thereof, that is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement.

1.10           “Know-how” shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) that is generated, owned or controlled by Medistem at any time before or during the term of this Agreement relating to, derived from or useful for the use or sale of the Product, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

1.11           “Licensed Claim” shall mean any claim of any Patent that relates to and is necessary for the use and sale of the Product, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by Medistem to be invalid.

1.12           “Licensed Technology” shall mean the Licensed Claims and Know-how, collectively.

1.13           “Original Agreement” shall have the meaning assigned to such term in the Preliminary Statements.

1.14            “Party” shall mean Medistem or Licensee and, when used in the plural, shall mean Medistem and Licensee.

1.15           “Patents” shall mean the provisional patent application described on Exhibit A attached hereto, and any other patents or patent applications owned or controlled by Medistem during the term of this Agreement that relate to the Product, together with any patents that may issue therefore, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

1.16           “Product” shall mean all infusion quality adult stem cells for use in the Field, the manufacture, use or sale of which either is: (i) based upon, derived from or related to any of the Know-how; and/or (ii) covered by one or more Licensed Claims and, but for this Agreement, would constitute an infringement (whether directly, contributorily or by inducement) thereof, and such other ancillary services related to the foregoing.

1.17           “Registration” shall mean, with respect to any country in the Territory, approval of the Registration Application for the Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country.

1.18           “Registration Application” shall mean any filing(s) made with the Regulatory Authority in any country in the Territory for regulatory approval of the manufacture and sale of the Product in such country.

1.19           “Regulatory Authority” shall mean the authority(ies) in any country in the Territory with responsibility for granting regulatory approval for the manufacturing and sale of the Product in such country, and any successor(s) thereto.

1.20           “Second Amendment” shall have the meaning assigned to such term in the Preliminary Statements.

1.21           “Sublicensee” shall mean a Third Party to which Licensee has granted a sublicense to develop, manufacture, use or sell the Product in any country in the Territory, pursuant to Section 4.3.

1.22                      “Territory” shall mean all of Latin America and the Carribean; specifically the countries of Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, Venezuela, Mexico, Antigua & Barbuda, Aruba, Bahamas, Barbados, Cayman Islands, Cuba, Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, Puerto Rico, St. Kitts & Nevis, St. Lucia, St. Vincent and the Grenadines, Trinidad & Tobago, Turks & Caicos Islands, Virgin Islands.

1.23            “Third Party” shall mean any person who or which is neither a Party nor an Affiliate of a Party.

1.24           “Trademark” shall have the meaning assigned thereto in Section 4.5.

2.	REPRESENTATIONS AND WARRANTIES.

2.1           Representations and Warranties of Both Parties.  Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a)           such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)           such Party is free to enter into this Agreement;

(c)           in so doing, such Party will not violate any other agreement to which it is a party;

(d)           such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

(e)           no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents.

2.2           Representations and Warranties of Medistem.  Medistem represents and warrants to Licensee, as of the Effective Date, that:

(a)           Medistem is the owner of, or has exclusive rights to, all of the Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor;

(b)           to the best of Medistem’s knowledge, Medistem has exclusive rights to all of the Know-how in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

(c)           to the best of Medistem’s knowledge, Licensee’s use of the Product in the Field, in accordance with the terms of this Agreement, does not infringe upon or conflict with any patent or other proprietary rights in the Territory of any Third Party; and

(d)           Medistem has not entered into any agreement with any Third Party that is in conflict with the rights granted to Licensee pursuant to this Agreement.

2.3           Representations and Warranties of Licensee.  Licensee represents and warrants to Medistem, as of the Effective Date, that:

(a)           Licensee has the facilities, personnel and experience sufficient in quantity and quality to perform its obligations under this Agreement or will have such resources within a reasonable period of time following the Effective Date;

(b)           All of the personnel assigned to perform such obligations shall be qualified and properly trained and shall do so in accordance with applicable law; and

(c)           Licensee shall perform such obligations in a manner commensurate with professional standards generally applicable in its industry.

3.	GRANT OF RIGHTS; MARKETING.

3.1           Development License.  Medistem hereby grants to Licensee, during the term of this Agreement, the exclusive (except as to Medistem as necessary for the purposes of this Agreement), paid-up license, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Licensed Technology, to perform the activities described herein.

3.2           Commercialization License.  Medistem hereby grants to Licensee an exclusive license throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Licensed Technology, to develop, use, manufacture, register, market and sell Products in the Field.  With respect to any Patents that may issue in any country in the Territory during the term of this Agreement, a statement referencing the exclusive license granted to Licensee pursuant to this Section 4.2 shall be registered with the Patent Office (or similar authority) of such country at Licensee’s cost, as soon as is practically possible after the issuance of the respective Patents.

3.3           Sublicensing.

4.	FEES.

4.1           Fees.  As full consideration to Medistem for the license and other rights granted to Licensee under this Agreement, Licensee shall pay to Medistem cash totaling $1,000,000 and 560,000 shares of Medistem’s outstanding common stock, with such shares coming from entities controlled by the majority owner of ICM.  The payment of 560,000 shares is due and payable within five (5) days following the Effective Date of this Agreement.  The cash payment of $1,000,000 is due and payable as follows:  $600,000 due on the date of this Agreement, and $400,000 payable in eight equal monthly installments of $50,000 each over the eight month period that follows the Effective Date of this Agreement.  Medistem and Licensee agree that such fees are intended to and shall satisfy all monetary obligations owed as of the Effective Date under the Original Agreement, the First Amendment, and the Second Amendment, as well as all principal and accrued interest as of the Effective Date with respect to any and all loans made by Medistem to Licensee prior to the Effective Date.

5.	REPORTS.

5.1           Mode of Payment.  Licensee shall make all payments required under this Agreement as directed by Medistem from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars.  All payments due shall be translated at the current applicable foreign exchange rate quoted by a commercial bank acceptable to Medistem, on the day and time of remittance.

5.2           Taxes.  In the event that Licensee is required to withhold any tax to the tax or revenue authorities in the Territory regarding any payment to Medistem due to the laws of such country, such amount shall be deducted from the payment to be made by Licensee, and Licensee shall promptly notify Medistem of such withholding and, within a reasonable amount of time after making such deduction, furnish Medistem with copies of any tax certificate or other documentation evidencing such withholding.  Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

6.	OWNERSHIP; PATENTS.

6.1           Ownership.

(a)           Except as otherwise provided in Section 7.1(b) or Section 7.1(c), Medistem shall retain all right, title and interest in and to the Patents and Know-how, regardless of which Party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related thereto.  Rights to Inventions made solely by employees of Medistem shall belong to Medistem.

(b)           Rights to Inventions made solely by employees of Licensee shall belong to Medistem.

(c)           Rights to Inventions which were made jointly by employees of Medistem and by employees of Licensee shall belong to Medistem.  Such joint Inventions shall be subject to the Field and territorial restrictions of this Agreement with respect to manufacture, use and sale of such Inventions.

6.2           Patent Maintenance.

(a)           Medistem shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Licensed Technology (including the Patents

(b)           Medistem shall select qualified independent patent counsel to file and prosecute all patent applications pursuant to Section 7.2(a).  Medistem shall provide copies to Licensee of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Licensed Claims.

(c)           Each Party agrees promptly to provide to the other Party a complete written disclosure of any Invention made by such Party.  Medistem shall determine whether any Invention is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention.

(d)           Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

6.3           Patent Enforcement.

(a)           If either Party learns of an infringement, unauthorized use, misappropriation  or ownership claim or threatened infringement or other such claim (any of the foregoing, an “infringement”) by a Third Party with respect to any Licensed Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

(b)           Medistem shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Licensed Technology in the Territory.  If Medistem (or its designee) does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within 180 days of learning of such infringement, Licensee shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party.  The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing.  Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto).  Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows: (i) if Medistem has instituted and maintained such action alone, Medistem shall be entitled to retain such remaining funds; (ii) if Licensee has instituted and maintained such action alone, Licensee shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

6.4           Infringement Action by Third Parties.

(a)           In the event of the institution or threatened institution of any suit by a Third Party against Licensee for patent infringement involving the sale, distribution or marketing of the Product in the Territory where such infringement claim is a result of the use of the Licensed Technology, Licensee shall promptly notify Medistem in writing of such suit.  Unless otherwise covered by Section 9.3, Licensee shall have the right to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof.  Medistem hereby agrees to assist and cooperate with Licensee, at Licensee’s reasonable request and expense, in the defense of such suit (including, without limitation, consenting to being named as a nominal party thereto).  During the pendency of such action and thereafter, Licensee shall continue to make all payments due under this Agreement.

(b)           Any award from such Third Party that arises as a result of such action described in Section 7.4(a) (whether by way of judgment, award, decree, settlement or otherwise) shall be allocated as follows: (i) if Licensee finally prevails, such award shall be applied first to reimburse Licensee for all costs and expenses incurred by it with respect to such action and, if after such reimbursement any funds shall remain from such award, Licensee shall be entitled to retain such excess funds; (ii) if Medistem indemnifies Licensee with respect to any such action and finally prevails, Medistem shall be entitled to retain such award; or (iii) if the Parties cooperate in the defense of any such action, the expenses of such defense shall be borne by the Parties in such proportions as they may agree in writing, and the Parties shall allocate  between themselves any part of such award remaining after the reimbursement of such expenses, in the same proportion as they have agreed to bear the expenses of such defense.

7.	PUBLICATION; CONFIDENTIALITY.

7.1           Notification.  Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement.  However, both Parties also recognize the importance of acquiring patent protection.  Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise, any proposed publication by either Party shall comply with this Section 8.1.  At least 30 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other party with a copy of the manuscript (or an English translation thereof).  If the publishing Party wishes to make an oral presentation, it will provide the other party with a copy of the abstract (if one is submitted) at least 30 days before it is to be submitted.  The publishing Party will also provide to the other party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 30 days before the presentation is made.

7.2           Review.  The non-disclosing party will review the manuscript, abstract, text or any other material provided under Section 8.1 to determine whether patentable subject matter is disclosed.  The non-disclosing party will notify the publishing Party within 30 days of receipt of the proposed publication if the non-disclosing party, in good faith, determines that patentable subject matter is or may be disclosed, or if the non-disclosing party, in good faith, believes Confidential Information is or may be disclosed.  If it is determined by the non-disclosing party that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 90 days from the non-disclosing party’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter.  In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90-day period, the non-disclosing party will discuss the need for obtaining an extension of the publication delay beyond the 90-day period.  If it is determined in good faith by the non-disclosing party that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

7.3           Exclusions.  Nothing in Section 8.1 and Section 8.2 shall prevent either Party: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose non-public technical or scientific Confidential Information; or (ii) from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); provided, however, that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.  In addition, the provisions of Section 8.1 and Section 8.2 shall not apply to Inventions solely owned by Licensee.

7.4           Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for 5 years thereafter, the receiving Party, its Affiliates, its licensees and its Sublicensees shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party, its Affiliates, its licensees or its Sublicensees or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others  (all such information to which none of the foregoing exceptions applies, “Confidential Information”).

7.5           Exceptions to Obligation.  The restrictions contained in Section 8.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to Regulatory Authorities to facilitate the issuance of Registrations for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and, with respect to Licensee, to Third Parties who are Sublicensees or other development/marketing partners of Licensee with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

7.6           Limitations on Use.  Each Party shall use, and cause each of its Affiliates, its licensees and its Sublicensees to use, any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its Sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

7.7           Remedies.  Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its Sublicensees from any violation or threatened violation of this Section 8.

8.	INDEMNIFICATION.

8.1           Indemnification by Licensee.  Except for items covered by Medistem’s indemnity in Section 9.2, Licensee shall indemnify, defend and hold harmless Medistem and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

(a)           negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the work performed by Licensee under this Agreement and the Development Program;

(b)           any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use or sale of the Product by Licensee, its Affiliates or its Sublicensees due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Licensee, its Affiliates or its Sublicensees, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Medistem and its Affiliates, and their respective directors, officers, employees and agents; or

(c)           any breach, or any claim which if true would constitute a breach, of any representation or warranty made by Licensee under Section 2.

8.2           Indemnification by Medistem.  Medistem shall indemnify, defend and hold harmless Licensee, its Affiliates, Sublicensees and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

(a)           negligence, recklessness or wrongful intentional acts or omissions of Medistem or its Affiliates, and their respective directors, officers, employees and agents, in connection with Medistem’s fulfillment of its obligations under Section 3;

(b)           any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use or sale of the Product by Medistem or its Affiliates due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Medistem or its Affiliates, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates or its Sublicensees, and their respective directors, officers, employees and agents; or

(c)           any breach, or any claim which if true would constitute a breach, of any representation or warranty made by Medistem under Section 2.

8.3           Notice of Indemnification.  In the event that any person (an “indemnitee”) entitled to indemnification under Section 9.1 or Section 9.2 is seeking such indemnification, such indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

8.4           Complete Indemnification.  As the Parties intend complete indemnification, all costs and expenses incurred by an indemnitee in connection with enforcement of Section 9.1 or Section 9.2  shall also be reimbursed by the indemnifying Party.

9.	TERM; TERMINATION.

9.1           Term.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 10, shall remain in force.

9.2           Termination

(a)           Termination for Cause. Either Party (the “non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for 30 days after written notice thereof was provided to the breaching party by the non-breaching party (or, if such default cannot be cured within such 30-day period, if the breaching party does not commence and diligently continue actions to cure such default during such 30-day period).  Any such termination shall become effective at the end of such 30-day period unless the breaching party has cured any such breach or default prior to the expiration of such 30-day period (or, if such default cannot be cured within such 30-day period, if the breaching party has commenced and diligently continued actions to cure such default).  The right of either Party to terminate this Agreement as provided in this Section 10.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

(b)           Termination by Mutual Agreement. This Agreement may be terminated by mutual written agreement of the parties at any time. Expiration or termination of this Agreement shall not relieve the parties of any obligation that accrued prior to such expiration or termination.

9.3           Effect of Termination. Following the termination of this Agreement:  (a) Licensee shall promptly pay all amounts remaining owed to Medistem, if any, pursuant to this Agreement; (e) all sublicenses granted by Licensee under this Agreement with respect to the Territory shall terminate.

9.4           Accrued Rights; Surviving Obligations.

(a)           Termination or relinquishment of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration.  Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b)           All of the Parties’ rights and obligations under this Agreement to be performed during the terms of this Agreement shall survive termination or relinquishment of this Agreement.

10.	FORCE MAJEURE.

10.1           Events of Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers.  In such event Medistem or Licensee, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue.  The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

11.	MISCELLANEOUS.

11.1           Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties.  No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

11.2           Assignment.  ICM shall be entitled to assign its rights hereunder without the consent of the other Party hereto.

11.3           Books and Records.  Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with generally accepted accounting principles, consistently applied.

11.4           Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5           Notice.

(a)           Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(i)           In the case of Medistem, to:

2223 W. Pecos Road
Suite 6
Chandler, AZ 85224

(ii)           In the case of Licensee, to:

Institute for Cellular Medicine
Guimel Building
San Jose, Costa Rica

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof.  If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day (two business days if sent via international express courier service) after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the postal service of the country in which the sender is located (the fifth business day if mailed internationally), as the case may be.

(b)           All correspondence, notices and other communications of any kind whatsoever given between the Parties, including, without limitation, all data, information and reports relating to the Development Program and all regulatory filings, shall be promptly provided to the other Party in English, or as an English translation thereof, as the case may be.

11.6           Use of Name.  Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party (including, without limitation, the Trademark) for any purpose in connection with the performance of this Agreement.

11.7           Public Announcements.  Except as permitted by Section 8.3 or required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information.

11.8           Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.9           Compliance with Law.  Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

11.10                      Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.11                      Amendment.  No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.12                      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona without regard to conflicts of law principles; provided, however, that any arbitration proceeding conducted pursuant to Section 12.13 shall be governed by the American Arbitration Association.

11.13                      Arbitration.

(a)           Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in Phoenix, Arizona, under the commercial arbitration rules of the America Arbitration Association.  Such arbitration shall be conducted by 3 arbitrators appointed according to said rules and in the English language.  The Parties shall instruct such arbitrators to render a determination of any such dispute within 4 months after their appointment.

(b)           Any award rendered by the arbitrator shall be final and binding upon the Parties.  Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys’ fees) against the other Party.

(c)           This Section 12.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

11.14                      Entire Agreement.  This Agreement and the other documents and agreements executed in connection herewith and therewith, together with the schedules and exhibits to any of the foregoing, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

11.15                      Parties in Interest.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

11.16                      Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.17                      Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

MEDISTEM

By:  /s/ Thomas Ichim
Name:  Thomas Ichim
Title:    Chief Executive Officer

LICENSEE

By:  /s/ Neil H. Riordan
Name: Neil H. Riordan, Ph.D
Title:   President

EXHIBIT A

PATENTS

A-1